News Release

Contacts:	John Aglialoro
Chairman and CEO
508-533-4300

CYBEX INTERNATIONAL, INC. PROVIDES FINANCING UPDATE

MEDWAY, MA, June 12, 2003 – Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced that it has received commitment letters from CIT Business Credit and Hilco Capital LP to provide a $30 million, three year senior financing facility which would re-finance the Company’s current bank debt with FleetBoston Financial and Wachovia Bank. Additionally, the Company’s principal stockholder, UM Holdings, has agreed to provide up to $8.0 million in subordinated loans and other guarantees, including advances made to date, as part of such refinancing, which would also provide the Company with additional working capital. These transactions are subject to the execution and delivery of definitive documentation and customary closing conditions.

John Aglialoro, Chairman and CEO, commented “The new debt facility is a vital step for Cybex in the company’s continued growth and profitability. We expect that Q2 will see double-digit revenue growth, exceeding prior guidance of 3%-5%.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facility and to refinance such credit facility, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, and its proxy statement dated April 22, 2003.